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                                                                    Exhibit 23.2



                         Consent of Independent Auditors



The Board of Directors
Texas Biotechnology Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-79656, 33-79658, 33-79670, 33-93282, 33-93368, 333-27423, 333-27425,
333-79477, 333-72468 and 333-41864) on Forms S-8 and (Nos. 333-03433, and
333-25043) on Forms S-3 of Texas Biotechnology Corporation of our report dated February 25, 2002, relating to the consolidated balance sheets of Texas Biotechnology Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Texas Biotechnology Corporation.


/s/ KPMG LLP

KPMG LLP
Houston, Texas
July 8, 2002